                          [MILESTONE SCIENTIFIC LOGO]


July 30, 2003


Alan A. Creamer, CEO
Da Vinci Systems, Inc.
9885 Mesa Rim Road
Suite 216
San Diego, CA 92121



Dear Alan:

     This will confirm the agreement under which we will support your development of a whitening system head (the "Product") and you will grant us distribution rights to the Product and all pastes, gels or other disposables or consumables ("Ancillary Products") and to your "Nova Cordless Curing Light" (the "Curing Light", see Paragraph 3).

     1. We will reimburse you for the development cost of the Product, up to an aggregate of $25,500, as follows: $7,000 for the conceptual design and prototype engineering and $18,500 for the development of CAD files, tooling and proto-typing. You will bear any costs in excess of these amounts. If, at any time, you cease work on the development project or if development is not completed within 28 days of the approval of Phase 1 (Conceptual Design and Engineering) or by October 1, 2003, at the latest, then we shall have the option to assume control of the development project at our expense. If we assume control of the development project, you shall cooperate fully with us and shall turn over to us all work previously completed, including the results of any tests or submissions to focus groups. Any costs we incur, in excess of $25,500, shall be credited against our obligations to pay for future units of Product, Ancillary Products and the Curing Light.

     2. We shall be the exclusive worldwide distributor for the Product and those Ancillary Products, if any, made exclusively for use with the Product. You shall meet our requirements for Product and such Ancillary Products, including related packaging, at a price per unit found in the attached Exhibit A. The prices found in Exhibit A represent the maximum transfer price. Any reductions from the product cost will be shared equally between Da Vinci and Milestone. All orders will be filled within 30 days of a Purchase Order accompanied by a 50% deposit. The remaining balance is to be paid net 30 days, F.O.B. manufacturer. In connection with our activities as a distributor, you hereby grant us, a limited, exclusive worldwide license, to use your intellectual property, including any patents, in connection with the marketing and sale of the Product and any Ancillary Products made exclusively for use with the Product.

     3. We shall also be a non-exclusive worldwide distributor of (i) Ancillary Products not made exclusively for use with the Product and (ii) the Curing Light. The Ancillary Products and the Curing Light

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[MILESTONE SCIENFITIC LOGO]                                       Page 2 of 5

shall be provided as attached in Exhibit A, provided that such price shall not be higher than the lowest price at which such products are provided to other distributors or dealers. The prices found in Exhibit A represent the maximum transfer price. Any reductions from the product cost will be shared equally between Da Vinci and Milestone. All orders will be filled within 30 days of a Purchase Order accompanied by a 50% deposit. The remaining balance is to be paid net 30 days, F.O.B. manufacturer.

     4. You will prepare and submit to us, within 15 days after the end of each calendar quarter, a report setting forth the fully loaded manufacturing costs for all products sold to us in the previous quarter, broken down by types of products and a calculation of the prices due and/or collected on such products for such period (the "Report"). The Report shall be certified by an officer of Da Vinci to be true and correct. We shall have the right to audit your books and records, to the extent necessary to determine compliance with this Section and Sections 2 and 3, during normal business hours and upon reasonable notice. In the event the audit reveals any discrepancies, the price paid for products shall be retroactively readjusted to reflect the audit results and if the discrepancy is more than 15% of your cost, you shall reimburse us for the cost of the audit.

     5. We shall have the right to use our own trademarks or brand names on the Product and any Ancillary Product and you shall mark each unit and any packaging utilized in connection therewith with such mark or marks as we direct.

     6. You will, at our reasonable request, provide us with reasonable quantities of samples of the Product and Ancillary Products for the purpose of performing quality control procedures and tests. We shall have the right to inspect, not more than once every quarter, any of your manufacturing facilities pertaining to the Product or Ancillary Products during regular business hours and upon reasonable notice.

     7. You represent and warrant that all Product and Ancillary Product units produced by you shall comply with all federal, state and local laws, ordinances, rules, regulations and orders and shall be manufactured in accordance with the FDA's GMP standards and comparable regulations of the European Community. You further represent and warrant that all Product and Ancillary Product units produced by you shall be of merchantable quality and free from defects. You shall keep your manufacturing and packaging records and data for the Products in accordance with G.M.P standards. We shall have access to such information upon reasonable notice during business hours and we shall be entitled to make copies thereof at our cost.

     8. You shall defend and indemnify us and hold us harmless against all damages, claims, costs and expenses (including reasonable attorneys' fees) arising out of or resulting from any product liability claims relating to products produced by you. The obligation for indemnification set forth above shall be contingent upon giving you timely notice of any claim or loss. You shall carry and keep in force throughout the term of this Agreement Comprehensive General Liability Insurance, including Products Liability combined single limit in the amount of [$2,000,000], naming us as an additional insured party:

     9. All data, inventions, discoveries, product designs, know-how, formulae, studies, reports, documents, publications, software, computer programs, source codes and the like relating to the Products or Ancillary Products, as well as concepts and thoughts, shall be your sole and exclusive property.



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[MILESTONE SCIENFITIC LOGO]                                       Page 3 of 5

     10. You shall disclose to us any intellectual property relating to the Product or Ancillary Products and assist us in applying for, maintaining, or otherwise securing legal protection for the same. We agree to execute any papers, documents or letters necessary to vest title in these materials in your name. You shall take all appropriate action to defend the intellectual property and any patents issued with respect thereto.

     11. In the event of any dispute between us, we agree that it shall be resolved through arbitration in New York under the regulations of the American Arbitration Association, within ninety (90) days following termination of this Agreement. Any award rendered shall be final and conclusive upon the parties. This Agreement shall be construed under the laws of the State of New York.

     12. At all times during the term of this Agreement, we shall act as independent contractor, and neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to make us your agent or legal representative of Da Vinci for any purpose, nor shall this Agreement be deemed to establish a joint venture or partnership. Neither of us shall have the power or authority to bind or obligate the other party in any way by any of its acts.

     13. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by registered mail, postage prepaid, addressed to the address indicated in this Agreement or to such other address as the addressee shall have theretofore furnished to the addressor as indicated below


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[MILESTONE SCIENFITIC LOGO]                                       Page 4 of 5


     14. This agreement represents the entire agreement between the parties and may not be changed, amended or modified except by a writing signed by both parties.

                                             Very truly yours,

                                             MILESTONE SCIENTIFIC INC.


                                             by:/s/ Leonard Osser
                                                -----------------------------
                                                    Leonard Osser, CEO
Accepted and agreed to the
30th day of July 2003

DA VINCI SYSTEMS, INC.


By: /s/ Alan Creamer
   -----------------
   Alan A. Creamer, CEO



By:___________________________
         Alan A. Creamer




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[MILESTONE SCIENFITIC LOGO]                                       Page 5 of 5



                                    EXHIBIT A

PRODUCT                                                                    TRANSFER PRICE
Curing Light with head (Curing or Whitening):                                  $350.00
Whitening Head, Interproximal Tip and Diagnostic Tip                           $75.00
Amber Light Shields, minimum quantity 100                                      $22.00
Custom Barrier Sheaths                                                  $36.00 per box of 500
Per Patient Whitening Kit (In-office and take home included):                 $14.00